Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS FULL YEAR AND FOURTH QUARTER 2009 RESULTS
M & F Worldwide Corp. to Hold Conference Call on March 4, 2010
     New York, NY — February 26, 2010 — M & F Worldwide Corp. (“M & F Worldwide” or the “Company”) (NYSE: MFW) today reported results for the fourth quarter and year ended December 31, 2009. Additionally, M & F Worldwide filed its Annual Report on Form 10-K with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its fourth quarter and full year 2009 results on March 4, 2010, at 9:00 a.m. (EST). The conference call will be accessible by dialing (800) 230-1096 in the United States and (612) 332-0335 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 146498. The replay will be available from 11:00 a.m. (EST) Thursday, March 4, 2010, through 11:59 p.m. (EST) Thursday, March 18, 2010.
2009 Highlights
•	Net revenues of $1,814.1 million, down $92.1 million, or 4.8%, as compared to 2008.

•	Operating income of $266.2 million, down $26.8 million, or 9.2%, as compared to 2008. Operating income for 2009 includes the impact of a $44.2 million non-cash write-down of the value of the Harland Clarke tradename.

•	Net income of $119.7 million, up $52.0 million, or 76.8%, as compared to 2008. Net income for 2009 includes the impact of a $65.0 million ($40.1 million after tax) gain on early extinguishment of Harland Clarke Holdings’ debt, partially offset by a $44.2 million ($27.0 million after tax) non-cash write-down of the value of the Harland Clarke tradename.
Full Year 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $92.1 million, or 4.8%, to $1,814.1 million for 2009 from $1,906.2 million for 2008. The decrease was primarily due to a decrease in net revenues for each of M & F Worldwide’s four business segments, partially offset by an increase in net revenues of $14.6 million due to the acquisition of Data Management I LLC by the Scantron segment on February 22, 2008.
     Net income increased by $52.0 million, or 76.8%, to $119.7 million, or $6.17 per diluted share for 2009 from $67.7 million, or $3.34 per diluted share for 2008. Net income for 2009 includes a $65.0 million ($40.1 million after tax) gain on early extinguishment of debt related to the purchase of $136.9 million principal amount of Harland Clarke Holdings’ Senior Notes for aggregate consideration of $67.6 million. The increase in net income also reflects a $52.3 million ($31.9 million after tax) decrease in selling, general and administrative expenses, a $51.8 million ($31.6 million after tax) decrease in interest expense due to lower interest rates on variable rate debt and lower debt balances, partially offset by a $42.0 million ($25.6 million after tax) increase in asset impairment charges primarily related to a non-cash write-down of the value of the Harland Clarke tradename in 2009, and a $17.9 million ($10.9 million after tax) increase in restructuring charges The increase in earnings per share also reflects fewer weighted average shares of common stock outstanding due to the Company’s repurchase of 2.0 million shares in the second quarter of 2008.
     Adjusted EBITDA increased by $21.2 million, or 4.3%, to $509.6 million for 2009 from $488.4 million for 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $64.4 million, or 5.0%, to $1,226.0 million for 2009 from $1,290.4 million for 2008. The decrease was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn. Declines in volumes were partially offset by increased revenues per unit. Operating income for the Harland Clarke segment decreased by $21.3 million, or 9.8%, to $195.8 million for 2009 from $217.1 million for 2008.

The decrease in operating income was primarily due to a $33.4 million non-cash write-down of the value of the Harland Clarke tradename in 2009, a $17.4 million increase in restructuring costs, volume declines and inflation in delivery and materials costs, which were partially offset by increased revenues per unit, reductions in labor, general overhead and integration-related costs, and a decrease in depreciation and amortization. Operating income for 2009 and 2008 includes restructuring costs of $25.7 million and $8.3 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $14.8 million, or 5.0%, to $278.9 million for 2009 from $293.7 million for 2008. The decrease was primarily due to volume declines in license, hardware and professional services revenues as well as in mortgage products, partially offset by increases in lending products. The Company believes the declines were partially affected by the economic downturn, which has negatively affected financial institution purchases. Operating income for the Harland Financial Solutions segment decreased by $1.3 million, or 3.8%, to $32.8 million for 2009 from $34.1 million for 2008. The decrease in operating income was primarily due to a $10.6 million non-cash write-down of the value of the Harland Clarke tradename in 2009 and the decrease in net revenues, mostly offset by labor cost reductions, decreases in general overhead costs and a $4.6 million decrease in compensation expense related to an incentive agreement for an acquisition. Operating income for 2009 includes charges of $3.5 million for compensation expense related to an incentive agreement from an acquisition and $3.8 million for restructuring costs. Operating income for 2008 includes charges of $8.1 million for compensation expense related to an incentive agreement from an acquisition and $3.9 million for restructuring costs.
     Net revenues for the Scantron segment decreased by $3.3 million, or 1.6%, to $208.0 million for 2009 from $211.3 million for 2008. The Data Management acquisition accounted for an increase of $14.6 million. The remaining $17.9 million decrease was a result of volume declines in hardware and forms products, partially offset by organic growth in software products. The Company believes the hardware and forms product lines were partially affected by the economic downturn. Operating income for the Scantron segment increased by $6.1 million, or 21.5%, to $34.5 million for 2009 from $28.4 million for 2008. The increase in operating income was partially due to the Data Management acquisition, which accounted for an increase of $1.9 million. The remaining $4.2 million increase was primarily due to cost reductions and a decrease in integration-related costs from the Data Management acquisition and other restructuring activities, partially offset by volume declines.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, decreased by $9.8 million, or 8.8%, to $101.8 million for 2009 from $111.6 million for 2008. The decline in net revenues was due to a decline in shipment volumes to the worldwide tobacco industry primarily due to continued worldwide consumption declines in tobacco products using licorice, a shift in the strategy of worldwide cigarette manufacturers which placed a greater emphasis on product changes and costs reductions and the continued rationalization of inventories by Altria, Inc. (“Altria”) and Philip Morris International, Inc. (“PMI”) subsequent to Altria’s spin-off of PMI in 2008. Operating income for the Licorice Products segment decreased by $7.3 million, or 18.5%, to $32.1 million for 2009 from $39.4 million for 2008. The decrease in operating income was primarily due to the decline in net revenues and increased raw material costs.
Fourth Quarter 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $19.8 million, or 4.2%, to $447.2 million for the fourth quarter of 2009 from $467.0 million for the fourth quarter of 2008.
     Net income decreased by $13.0 million, or 82.3% to $2.8 million for the fourth quarter of 2009, or $0.14 per diluted share, from $15.8 million, or $0.82 per diluted share for the fourth quarter of 2008. The decrease in net income was primarily due to a $44.2 million ($27.0 million after tax) non-cash write-down of the value of the Harland Clarke tradename, partially offset by a $16.8 million ($10.2 million after tax) decrease in interest expense due to lower interest rates on variable rate debt and lower debt balances, and a $6.4 million ($3.9 million after tax) decrease in selling, general and administrative expenses.
     Adjusted EBITDA increased by $2.0 million, or 1.6%, to $124.6 million for the fourth quarter of 2009 from $122.6 million for the fourth quarter of 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results
     Net revenues for the Harland Clarke segment decreased by $7.0 million, or 2.3%, to $299.6 million for the fourth quarter of 2009 from $306.6 million for the fourth quarter of 2008. The decrease was primarily due to volume declines from check and related products, which the Company believes was partially affected by the economic downturn. Declines in volumes were partially offset by increased revenues per unit. Operating income for the Harland Clarke segment decreased by $20.5 million, or 46.9%, to $23.2 million for the fourth quarter of 2009 from $43.7 million for the fourth quarter of 2008. The decrease in operating income was primarily due to a $33.4 million non-cash write-down of the value of the Harland Clarke tradename in 2009, volume declines and inflation in delivery and material costs, which were partially offset by increased revenues per unit, reductions in labor, general overhead and integration-related costs and a $3.0 million decrease in restructuring costs. Operating income for the fourth quarter of 2009 and 2008 includes restructuring costs of $3.9 million and $6.9 million, respectively.
     Net revenues for the Harland Financial Solutions segment decreased by $3.7 million, or 4.9%, to $72.1 million for the fourth quarter of 2009 from $75.8 million for the fourth quarter of 2008. The decrease was primarily due to volume declines in license, hardware and professional services revenues as well as in mortgage products, partially offset by increases in lending products. The Company believes the declines were partially affected by the economic downturn, which has negatively affected financial institution purchases. Operating income for the Harland Financial Solutions segment decreased by $8.6 million, or 64.7%, to $4.7 million for the fourth quarter of 2009 from $13.3 million for the fourth quarter of 2008. The decrease in operating income was primarily due to a $10.6 million non-cash write-down of the value of the Harland Clarke tradename in 2009 and the decrease in net revenues, partially offset by labor cost reductions, decreases in general overhead costs and a $1.2 million reduction in restructuring costs.
     Net revenues for the Scantron segment decreased by $6.4 million, or 11.3%, to $50.0 million for the fourth quarter of 2009 from $56.4 million for the fourth quarter of 2008. The decrease in net revenues was primarily due to volume declines in hardware and forms products lines and a decrease in service and maintenance revenues. The Company believes these product lines and services were partially affected by the economic downturn. Operating income for the Scantron segment increased by $0.7 million, or 7.6%, to $9.9 million in the fourth quarter of 2009 from $9.2 million in the fourth quarter of 2008. The increase in operating income was primarily due to cost reductions and a decrease in integration-related costs from the Data Management acquisition and other restructuring activities, partially offset by volume declines.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, decreased by $2.7 million, or 9.5%, to $25.6 million for the fourth quarter of 2009 from $28.3 million for the fourth quarter of 2008. The decline in net revenues was due to a decline in shipment volumes to the worldwide tobacco industry primarily due to continued worldwide consumption declines in tobacco products using licorice, a shift in the strategy of worldwide cigarette manufacturers which placed a greater emphasis on product changes and costs reductions and the continued rationalization of inventories by Altria and PMI subsequent to Altria’s spin-off of PMI in 2008. This decline was partially offset by an increase in sales to international Magnasweet customers. Operating income for the Licorice Products segment decreased by $2.4 million, or 23.5%, to $7.8 million for the fourth quarter of 2009 from $10.2 million for the fourth quarter of 2008. The decrease in operating income was primarily due to the decline in net revenues and increased raw material costs.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a leading provider of data management solutions and related services to educational, healthcare, commercial and governmental entities. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward-Looking Statements
     This press release contains forward-looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,”

“plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; (20) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations; and (21) weak economic conditions and declines in the financial performance of our businesses that may result in material impairment charges.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2009 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, intangible asset impairment charges, deferred purchase price compensation related to an acquisition and certain purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212)-572-5988
- tables to follow -

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Product revenues, net	$374.1	$388.7	$1,519.6	$1,603.4
Service revenues, net	73.1	78.3	294.5	302.8

Total net revenues	447.2	467.0	1,814.1	1,906.2
Cost of products sold	221.7	235.9	904.3	971.8
Cost of services provided	36.8	39.6	151.1	156.5

Total cost of revenues	258.5	275.5	1,055.4	1,128.3

Gross profit	188.7	191.5	758.7	777.9
Selling, general and administrative expenses	104.7	111.1	415.6	467.9
Asset impairment charges	44.2	1.6	44.4	2.4
Restructuring costs	3.5	7.9	32.5	14.6

Operating income	36.3	70.9	266.2	293.0
Interest income	0.5	0.7	1.7	4.2
Interest expense	(31.1)	(47.9)	(139.1)	(190.9)
Gain on early extinguishment of debt	3.0	—	65.0	—
Other (expense) income, net	(1.8)	1.4	(1.1)	2.7

Income before income taxes and extraordinary gain	6.9	25.1	192.7	109.0
Provision for income taxes	4.1	9.3	73.0	42.0

Net income before extraordinary gain	2.8	15.8	119.7	67.0
Extraordinary gain	—	—	—	0.7

Net income	$2.8	$15.8	$119.7	$67.7

Earnings per common share before extraordinary gain:
Basic	$0.15	$0.82	$6.20	$3.30

Diluted	$0.14	$0.82	$6.17	$3.30

Extraordinary gain per common share:
Basic	$—	$—	$—	$0.04

Diluted	$—	$—	$—	$0.04

Earnings per common share:
Basic	$0.15	$0.82	$6.20	$3.34

Diluted	$0.14	$0.82	$6.17	$3.34

Weighted average number of shares used in per share calculations:
Basic shares	19.3	19.2	19.3	20.1

Diluted shares	19.4	19.2	19.4	20.1

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net revenues
Harland Clarke segment	$299.6	$306.6	$1,226.0	$1,290.4
Harland Financial Solutions segment	72.1	75.8	278.9	293.7
Scantron segment	50.0	56.4	208.0	211.3
Licorice Products segment	25.6	28.3	101.8	111.6
Eliminations	(0.1)	(0.1)	(0.6)	(0.8)

Total net revenues	$447.2	$467.0	$1,814.1	$1,906.2

Operating income (a)
Harland Clarke segment	$23.2	$43.7	$195.8	$217.1
Harland Financial Solutions segment	4.7	13.3	32.8	34.1
Scantron segment	9.9	9.2	34.5	28.4
Licorice Products segment	7.8	10.2	32.1	39.4
Corporate	(9.3)	(5.5)	(29.0)	(26.0)

Total operating income	$36.3	$70.9	$266.2	$293.0

(a)	Includes the impact of a non-cash write-down of the value of the Harland Clarke tradename of $44.2 in the fourth quarter of 2009 ($33.4 related to the Harland Clarke segment, $10.6 related to the Harland Financial Solutions segment and $0.2 related to the Scantron segment).

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income	$2.8	$15.8	$119.7	$67.7
Interest expense, net	30.6	47.2	137.4	186.7
Provision for income taxes	4.1	9.3	73.0	42.0
Depreciation and amortization	41.8	41.1	163.9	166.5

EBITDA	79.3	113.4	494.0	462.9
Adjustments:
Restructuring costs (a)	3.5	7.9	32.5	14.6
Deferred purchase price compensation (b)	0.6	0.9	3.5	8.1
Impairment of intangible assets (c)	44.2	—	44.2	0.5
Gain on early extinguishment of debt (d)	(3.0)	—	(65.0)	—
Extraordinary gain (e)	—	—	—	(0.7)
Impact of purchase accounting adjustments (f)	—	0.4	0.4	3.0

Adjusted EBITDA	$124.6	$122.6	$509.6	$488.4

(a)	Reflects restructuring costs, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from an acquisition.

(c)	Reflects non-cash impairment charges from the write-down of the value of the Harland Clarke tradename in 2009 and Alcott Routon intangible assets in 2008.

(d)	Reflects gains from the purchase of Harland Clarke Holdings bonds at less than their principal amount.

(e)	Reflects a non-recurring extraordinary gain.

(f)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.